Exhibit 4.2

THIS CONVERTIBLE PROMISSORY NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS PROMISSORY NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND/OR APPLICABLE STATE SECURITIES LAWS, OR 1`1`UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

$4,279,616.67	Re-Issued as of February 1, 2021

AMENDED CONVERTIBLE PROMISSORY NOTE

(hereinafter referred to as this “Promissory Note”)

FOR VALUE RECEIVED, Corvus Consulting, LLC (“Corvus Consulting”) and Castellum, Inc. f/k/a BioNovelus, Inc. (the “Parent”) (Parent and Corvus Consulting collectively referred to as the “Obligor(s)”), hereby promise to pay to the order of The Buckhout Charitable Remainder Trust or any future permitted holder of this promissory note (the “Holder”), the principal sum of FOUR MILLION TWO HUNDRED SEVENTY-NINE THOUSAND SIX HUNDRED SIXTEEN AND 67/100 DOLLARS ($4,279,616.67) (the “Principal Amount”) plus any accrued but unpaid interest thereon at the rate of FIVE PERCENT (5%) per annum (the “Interest Rate”) until the Principal Amount is paid in full. All payments made under this Promissory Note will be made to the Holder, at such address as the Holder may designate, in monies of the United States of America. This Amended Convertible Promissory Note replaces in its entirety those two prior Convertible Promissory Notes in the amounts of $579,616.67 and $3,700,000 issued in connection with the sale of Corvus Consulting (the “Prior Notes”), which Prior Notes are hereby cancelled.

1.           Interest; Principal. Interest accrued at the Interest Rate shall be payable in monthly installments on the last day of each month or upon mandatory prepayment in cash from the date of this Promissory Note unless the Principal Amount and all interest accrued thereon and all other amounts owed hereunder are prepaid or converted into shares of common stock of the Obligors as provided for herein. Principal shall be paid as follows: $10,000 each month with the remainder due upon Maturity.

2.           Maturity. The Obligors shall pay in full (unless the Promissory Note is converted pursuant to Section 3 hereof) the entire unpaid principal balance then outstanding plus any accrued but unpaid interest under this Promissory Note on the earliest to occur of (i) three (3) years following the date of its issuance or (ii) the acceleration of the obligations as contemplated by this Promissory Note.

3.           Conversion. While any portion of the principal balance of this Promissory Note remains outstanding, the Holder may convert, in whole or in part, the Principal Amount plus any accrued but unpaid interest into shares of Common Stock of the Parent (the “Shares”), at a conversion price (the “Conversion Price”) equal to ONE AND THREE TENTH CENTS ($0.013) per share. Such conversion shall be effected by the surrender of this Promissory Note, together with written notice of such to the secretary of the Parent at its principal offices. If the conversion is for less than the entire principal balance then outstanding, then a replacement of this Promissory Note shall be issued to the Holder reflecting the adjusted principal balance following such conversion.

3.1.          Certificates for Shares. As soon as practicable upon conversion (but in no event more than ten (10) business days after conversion) of this Promissory Note, the Parent shall issue to the Holder a certificate or certificates for the number of Shares into which this Promissory Note is convertible and/or make a book entry of such Shares with the Parent.

3.2.          Adjustment of Conversion Price and Number of Shares. The number of and kind of securities for which this Promissory Note is convertible into and the Conversion Price shall be subject to adjustment from time to time as follows:

3.2.1.       Subdivisions, Combinations and Other Issuances. If the Parent shall at any time prior to the repayment of this Promissory Note subdivide its Shares by split-up or otherwise, or combine its Shares, or issue additional shares of its Shares as a dividend, the number of Shares issuable on the conversion of this Promissory Note shall be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the conversion price payable per share, but the aggregate purchase price payable for the total number of Shares purchasable under this Promissory Note (as adjusted) shall remain the same. Any adjustment under this Section 3.2.1 shall become effective as of the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or if no record date is fixed, upon the making of such dividend.

3.2.2.       Reclassification, Reorganization and Consolidation. In case of any reclassification, capital reorganization, or change in the capital stock of the Parent (other than as a result of a subdivision, combination, or stock dividend provided or in Section 3.2.1 above), then the Parent shall make appropriate provision so that the Holder shall have the right at any time prior to the repayment of the outstanding balance of this Promissory Note to convert, at an aggregate price equal to that payable upon the conversion of this Promissory Note, the kind and amount of Shares and other securities and property receivable in connection with such reclassification, reorganization, or change by the Holder of the same number of Shares as were convertible into by the Holder immediately prior to such reclassification, reorganization, or change. In any such case, appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any Shares or other securities and property deliverable upon conversion hereof, and appropriate adjustments shall be made to the purchase price per share payable hereunder, provided the aggregate purchase price shall remain the same.

3.2.3.       Notice of Adjustment. When any adjustment is required to be made pursuant to this Section 3.2, the Obligors shall promptly notify the Holder of such event and the number of Shares or other securities or property thereafter convertible into upon conversion of this Promissory Note.

3.2.4.      Reservation of Stock. The Parent agrees that, during the term the rights under this Promissory Note are exercisable, to reserve and keep available from its authorized and unissued Shares for the purpose of effecting the conversion of this Promissory Note such number of Shares as shall from time to time be sufficient to effect the exercise of the rights under this Promissory Note.

3.2.5.      No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon the conversion of this Promissory Note, but, in lieu of such fractional Shares, the Parent shall make a cash payment therefor on the basis of the conversion price then in effect.

3.2.6.     No Change Necessary. The form of this Promissory Note need not be changed because of any adjustment in the Conversion Price or in the number of Shares issuable upon its conversion.

3.2.7.    No Rights or Liabilities as Stockholder. This Promissory Note does not by itself entitle the Holder to any voting rights or other rights as a stockholder of the Obligors. In the absence of conversion of this Promissory Note, no provisions of this Promissory Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a stockholder of the Parent or a member of Corvus Consulting for any purpose.

4.            Representations. The Obligors hereby represent and warrant to the Holder as follows:

4.1.         Due Formation; Good Standing; Due Authorization. The Parent is duly incorporated, validly existing and in good standing under the laws of the State of Nevada. The Parent is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties makes such qualification necessary.

4.2.         Power and Authority. All action on the part of the Parent, its directors and its stockholders necessary for the authorization, execution, issuance, delivery and performance of this Promissory Note has been taken.

4.3.         Litigation. There is no material action, suit, proceeding or investigation pending or, to the Parent’s knowledge, currently threatened against the Parent. The Parent is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

4.4.         Due Execution and Delivery. From and after its delivery to the Holder, this Promissory Note has been duly executed and delivered to the Holder by the Obligors, is the legal, valid and binding obligation of the Obligors and is enforceable against the Obligors in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors.

4.5.         Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority or any other person or entity, required on the part of the Obligors in connection with the valid execution, delivery and issuance of this Promissory Note have been obtained.

4.6.         Compliance with Laws; Permits. The Parent is not in material violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties. The Parent has all material permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it.

4.7.         Liabilities. The Parent hereby confirms that, as of the date of this Promissory Note, the Parent is not subject to any liabilities beyond those detailed in the Parent’s latest quarterly filing with OTCMarkets.com for the quarter ending December 31, 2019.

5.	Remedies.

5.1.         Events of Default. “Event of Default,” wherever used herein, means any one of the following events:

5.1.1.       default in the payment of the principal of this Promissory Note or any interest payment required to be made hereunder; or

5.1.2.       the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of the Obligors in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) a decree or order adjudging either one of the Obligors a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of either one of the Obligors under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of either one of the Obligors or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or

5.1.3.       the commencement by either one of the Obligors of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of the Obligors in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of either of the Obligors or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate or company action, as applicable, by the Obligor in furtherance of any such action; or

5.1.4.       the dissolution of either of the Obligors; or

5.1.5.       any representation or warranty made to the Holder by the Obligors pursuant to this Promissory Note is false or misleading in any material respect; or

5.1.6.       the Obligors fail to observe or perform any material covenant or agreement made by the Obligors to the Holder pursuant to this Promissory Note.

5.2.         Acceleration of Maturity. If any Event of Default occurs and is continuing, then and in every such case the Holder may declare the principal on this Promissory Note to be due and payable immediately, by a notice in writing to the Obligors, and upon any such declaration such principal shall become immediately due and payable, and such accelerated amount shall thereafter bear interest at the rate equal to twelve percent (12%) per annum.

5.3.        Payment of Expenses. If any part of the balance is not paid when due, or if the Obligors fail to perform any obligation required hereunder, the Obligors shall pay any and all reasonable costs of collection or enforcement of all outstanding obligations under this Promissory Note incurred by the Holder, including reasonable attorneys’ fees and expenses.

6.           Covenant of the Company. The Parent covenants and agrees that, during the period in which this Promissory Note may be converted, to have authorized and reserved a sufficient amount of the applicable Shares into which this Promissory Note becomes convertible.

7.           Negative Covenants. Until this Promissory Note is paid and performed in full, the Obligors shall not, without the prior written consent of the Holder, do any of the following:

7.1.        Sell, lease, assign, transfer or otherwise dispose of any of their assets (except in the ordinary course of business) unless the proceeds from such sale are used to pay down the balance of this Promissory Note; or

7.2.       Directly or indirectly, declare, order, pay, make or set apart any sum for any dividends or other distributions to its equity holders or redeem or otherwise acquire any stock or stock equivalent of the Parent (other than redemptions of stock from employees upon termination of employment).

8.            Prepayment; Offset. The Obligors may prepay this Promissory Note without penalty in full at any time upon thirty (30) days written notice to the Holder or in part, with the same notice, provided that such part payment is at least $100,000. Until thirty (30) day have elapsed following the Holder’s receipt of Obligors’ prepayment notice, the Holder may elect to convert, in whole or in part, the outstanding balance of this Promissory Note that the Obligors have indicated is to be prepaid.

9.           Notices. All notices and other communications required or permitted under this Promissory Note shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent electronic mail directed (a) if to a Holder, at such Holder’s address or electronic mail address set forth below, or at such other address or electronic mail address as such Holder may designate by ten (10) days’ advance written notice to the Obligor or (b) if to the Obligor to its address or electronic mail address and directed to the attention of the Chief Executive Officer as set forth below. All such notices and other communications shall be deemed given upon personal delivery, on the date of mailing or upon confirmation of electronic mail delivery.

The Holder:	The Buckhout Charitable Remainder Trust
15416 Kentwell Circle, Ste 100A
Centreville, VA 20120
Email: laurie.buckhout@gmail.com

and to :	Gant Redmon, Trustee
Redmon, Peyton & Braswell, LLP
510 King Street, Suite 301
Alexandria, VA 22314
Email: gredmon@rpb-law.com

or to such other person or address as the Holder shall furnish to the Obligors in writing.

The Obligors:	Castellum, Inc. and
Corvus Consulting, LLC
9812 Falls Rd #14-299
Potomac, MD 20854
Email: mcfuller79@gmail.com

or to such other person or address as the Obligors shall furnish to the Holder in writing.

10.          Miscellaneous.

10.1.         This Promissory Note may be amended only by writing signed by both the Obligors and the Holder. All covenants and agreements in this Promissory Note by the Obligors shall bind their successors and assigns.

10.2.         If action is instituted to collect this Promissory Note and the Holder prevails on claims in such action, the Obligor promises to pay all reasonable costs and expenses of the Holder, including, without limitation, reasonable attorneys’ fees and costs of the Holder, incurred in connection with such action.

10.3.         This Promissory Note shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. Any judicial proceeding brought by any party hereto to enforce, or otherwise in connection with, this Note may be brought in any state court of competent jurisdiction in Fairfax County, Virginia and the federal courts in Alexandria, Virginia, and, by execution and delivery of this Promissory Note, the parties hereto (i) accept, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court and irrevocably agree to be bound by any judgment rendered thereby in connection with this Note and (ii) irrevocably waive any objection they may now or hereafter have as to the venue of any such proceeding brought in such a court or that such a court is an inconvenient forum.

10.4.         In case any provision in this Promissory Note shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

10.5.         This Promissory Note (and related agreements, exhibits, certificates and schedules) constitutes the full and entire understanding between the Obligors and the Holder with respect to the subject matter hereof and thereof.

10.6.         This Promissory Note is binding on the Obligors, and the Obligors hereby waive presentment, demand, notice and protest and any defense by reason of an extension of time for payment or other indulgences. Failure of, or delay by, the Holder to assert any right herein shall not be deemed to be a waiver thereof, nor shall any such failure or delay on any one or more occasions be deemed to prohibit or waive the same or any other right on any future occasion.

[Signature Page Follows]

IN WITNESS WHEREOF, the Obligors have caused this Promissory Note to be duly executed as of the date first referenced above.

OBLIGORS:

Corvus Consulting, LLC

By:	/s/ Mark C. Fuller
	Name:	Mark C. Fuller
	Title:	Director

By:	/s/ Mark C. Fuller
	Name:	Mark C. Fuller
	Title:	President and CEO

HOLDER:

The Buckhout Charitable Remainder Trust

By:	/s/ Laurie Moe Buckhout
	Name:	Laurie Moe Buckhout
	Title:	Trustee

By:	/s/ Gant Redmon, Trustee
Gant Redmon, Trustee

[Signature Page to the Amended Convertible Promissory Note with The Buckhout Charitable
Remainder Trust]